Exhibit 99.1

TARGANTA ANNOUNCES CORPORATE RESTRUCTURING

CAMBRIDGE, MA – December 18, 2008 – Targanta Therapeutics Corporation (Nasdaq: TARG) today announced a strategic restructuring including a staff reduction of 86 employees, approximately 75% of the company’s total workforce. Following the restructuring, the company expects to have 27 employees. The Company expects the majority of the plan to be implemented by the end of December 2008.

The restructuring and corresponding reduction in workforce is meant to preserve capital, while maintaining key personnel needed to support the regulatory approval process for oritavancin in the European Union, while simultaneously clarifying the regulatory pathway for oritavancin with the U.S. Food and Drug Administration (FDA) and developing the protocol for an additional Phase 3 study of oritavancin for the treatment of complicated skin and skin structure infections (cSSSI).

Mark Leuchtenberger, President and CEO of Targanta, commented, “Targanta has transitioned from a company preparing for the commercial launch of its lead drug candidate to a late-stage clinical development company since receiving the FDA’s Complete Response Letter to our New Drug Application (NDA) for oritavancin. Targanta’s management team and its Board of Directors are in alignment that our best path forward to achieving our corporate goals and preserving shareholder value is to restructure the Company and focus our resources and capital in a way that efficiently advances oritavancin for the treatment of cSSSI. This restructuring in no way reflects the tireless efforts and tremendous contributions of the Targanta team who have worked so hard to advance this much needed antibiotic therapy.”

As part of the restructuring and to further reduce costs, Chief Development Officer, Pierre E. G. Etienne, M.D.; Chief Commercial Officer, Mona Haynes; and, Vice President of Operations and Head of Targanta’s Indianapolis, Indiana site, Roger D. Miller, will be leaving the company.

Employees affected by the reduction have been offered severance benefits. The company expects to incur restructuring charges of approximately $5.8 million.

About Oritavancin

Oritavancin is a novel, semi-synthetic lipoglycopeptide antibiotic candidate with potent bactericidal (killing) activity against a broad spectrum of gram-positive bacteria. The oritavancin NDA submission included data from 19 clinical trials, including two pivotal Phase 3 clinical trials examining the safety and efficacy of oritavancin in the treatment of cSSSI, both of which met their primary endpoints. The NDA dossier also included data from more than 2,100 individuals and in vitro activity data on oritavancin against more than 9,000 clinical bacterial isolates, including a broad range of gram-positive strains resistant to commonly used antibiotics such as oxacillin, methicillin, vancomycin, daptomycin, and linezolid.

About Targanta Therapeutics

Targanta Therapeutics Corporation (Nasdaq: TARG) is a biopharmaceutical company focused on developing and commercializing innovative antibiotics to treat serious infections in the hospital and other institutional settings. The Company’s pipeline includes an intravenous version of oritavancin, a semi-synthetic lipoglycopeptide antibiotic currently awaiting EU regulatory approval, and a program to develop an oral version of oritavancin for the possible treatment of Clostridium difficile-related infection. The Company has operations in Cambridge, MA, Indianapolis, IN, and Montreal, Québec, Canada. For more information on Targanta, visit www.targanta.com.

Safe Harbor Statement

This press release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These are statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “potential,” “may,” “will,” “expects,” “projects,” “anticipates,” “estimates,” “believes,” “intends,” “plans,” “should,” “seeks,” “hope” and similar expressions. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in Targanta’s filings with the Securities and Exchange Commission. The risks and uncertainties referred to above include, but are not limited to, delays in obtaining or a failure to obtain regulatory approval for Targanta’s product candidates; unfavorable clinical trial results; Targanta’s potential inability to initiate and complete pre-clinical studies and clinical trials for its product candidates; the possibility that results of pre-clinical studies are not necessarily predictive of clinical trial results; and those other risk factors that are described more fully in the Company’s filings with the Securities and Exchange Commission. Targanta does not undertake any obligation to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

Contact:

Susan Hager

Vice President, Investor Relations and Corporate Communications

Targanta Therapeutics Corporation

(617) 577-9020 x217

shager@targanta.com